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                                                                    EXHIBIT 99.1





                               PSYCHIATRIC GROUP

                   OF AMERICAN HEALTH PROPERTIES INC. REPORTS

                  $35 MILLION REPAYMENT OF PSYCHIATRIC GROUP
                                 MORTGAGE LOANS

                     DECLARATION OF SPECIAL STOCK DIVIDEND

                      PROPERTY OPERATIONS REMAIN VOLATILE


         Denver, Colorado --July 2, 1998 --The Board of Directors of American Health Properties, Inc. Psychiatric Group (AHEPZ:NASDAQ) announced today that the Company accepted $35 million as payment in full of approximately $37.7 million of net book value obligations owed to the Company by the operator of the two New York Four Winds psychiatric facilities. The Four Winds obligations had undergone several restructurings and had been subject to write-downs in 1992 and 1994. The payment of these obligations, secured by mortgages on facilities located in Katonah and Saratoga, New York, will result in a $2.7 million charge to the Psychiatric Group's second quarter results.

         In accordance with policies previously announced, proceeds from the payment of the Four Winds mortgage loans will initially be used to repay the entire $11.2 million of fixed and revolving loans owed to the Company's Core Group by the Psychiatric Group and to maintain a cash reserve of approximately $2.3 million for the net current liabilities of the Psychiatric Group. It is intended that substantially all of the remaining proceeds will be distributed to holders of Psychiatric Group Depositary Shares in the form of a special dividend payable in shares of the Company's Core Group Common Stock (AHE:NYSE). Accordingly, on July 2, 1998, the Board of Directors declared a special dividend of 0.4 shares of Core Group Common Stock per Psychiatric Group Depositary Share payable July 24, 1998 to Psychiatric Group Depositary Share holders of record July 17, 1998. In order to effectuate the stock dividend, the Psychiatric Group will purchase the Core Group Common Stock from the Core Group at a price equal to the average trading price for the last ten trading days prior to the record date for the dividend, as provided in the certificate of designation for the Psychiatric Group Stock.



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         Joseph P. Sullivan, Chairman, President and Chief Executive Officer
stated, "The repayment of the Four Winds mortgage loans represents an important step in the Company's announced policy to optimize the value of the Psychiatric Group's assets for the benefit of the Psychiatric Group shareholders. In this instance, we will be able to return to our Psychiatric Group shareholders approximately $10 per share in Core Group Common Stock, which currently yields approximately 8.5%. Psychiatric Group shareholders will also receive their second quarter dividends based on the Psychiatric Group's funds from operations
(FFO) for the second quarter which will include a full quarter's contribution from the Four Winds loans. In addition, due to the timing of the special dividend, Psychiatric Group shareholders will also receive the Core Group's second quarter dividend on their new shares of Core Group Common Stock. If the second quarter dividends on Core Group Common Stock and Psychiatric Group Depositary Shares were to remain at the same level as the first quarter dividends, Psychiatric Group Depositary shareholders will have received a total of approximately $10.86 from each Psychiatric Group Depositary Share held.

         We consider this to be a good time to realize the value of these assets. The mortgage loan on the Four Winds Saratoga facility is subject to an interest rate reset in June 1999, which at current interest rates, would result in a significant reduction in interest income to the Psychiatric Group. As we have previously reported, the State of New York is currently undergoing significant changes in its behavioral health care delivery market. Operators in New York must now develop highly cost-effective systems designed to respond to the increasing pressures of managed Medicare, Medicaid and HMO capitated contracts. Although we consider this operator to be very capable and dedicated, we also believe the operator will encounter significant challenges to remain competitive. The $35 million payment represents an average loan value of approximately $135,000 per licensed bed. Finally, the Board obtained an independent evaluation of the Four Winds credit which further supports the acceptance of the $35 million payoff. We welcome this opportunity to realize significant value from this investment. We wish the Four Winds organization well in their future endeavors."

         The Four Winds loans represented the largest income-producing portion of the Psychiatric Group's portfolio. In the first quarter, the Four Winds loans contributed revenue of $1,803,000 to the Psychiatric Group. As a result of these loan payoffs on July 1, second quarter results will be the last quarter to include results from the Four Winds loans. Accordingly, future quarterly dividends will decrease very significantly and will be solely dependent on the remaining three assets in the portfolio.

         The Company's objective is to optimize the value of the remaining Psychiatric Group assets over time. It expects to continue to monitor these Psychiatric Group assets closely and to work actively with each of the operators to try to realize long-term value wherever possible. As previously announced, the Company may sell, restructure or seek other means to reduce its Psychiatric Group investments and continues to encourage each of the psychiatric operators to pursue financing alternatives.



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         Operations of the remaining three Psychiatric Group facilities remain volatile. Continued operations at both the Retreat and Rock Creek Center facilities are in flux, and it is unlikely that operations will re-commence at the Northpointe facility. Even if there is a change in the operator of any of the facilities or if the Psychiatric Group provides additional financial assistance, the Psychiatric Group cannot be assured that the facilities will continue or re-commence operations or be able to meet their obligations to the Psychiatric Group. If the Psychiatric Group were able to sell any of its three remaining facilities, the Psychiatric Group cannot be assured that it would realize full book value.

o As previously announced, a restructuring of The Retreat's obligations to the Psychiatric Group was completed early in the fourth quarter of 1997. The Retreat continues to be in default on certain obligations it owes to the Psychiatric Group. While significant negotiations are in progress regarding the assumption of operations at the Retreat by a new operator, key financial terms between the existing operator and the Company have yet to be resolved and remain under negotiation. The transfer of operations to the new operator will not occur unless those terms are satisfactorily resolved. If not resolved, the Company may decide to exercise any or all of its remedies. Even if there is a change in the operator of the Retreat, continued operations at the Retreat will remain uncertain until the new operator has demonstrated its ability to successfully operate the facility. In light of the volatile circumstances at the Retreat, the Psychiatric Group cannot be assured that further impairment losses on its investment in that facility will not be required. For the first quarter of 1998 the Retreat contributed $105,000 of revenues to the Psychiatric Group.

o At the end of June 1998, the operator of the Rock Creek Center (RCC) facility informed the Company that it had incurred a material, unanticipated liability to Medicare, which imperils the continuing operation of the facility. In response, the operator contemplates a significant revision and downsizing of its operations to focus on geriatric psychiatric care. In order to implement that change, the operator has given a WARN Act notice to its employees notifying them that the operations of the facility in its current mode will cease within 60 days of such notice and inviting them to reapply for positions in the proposed downsized operation. The lease of the RCC property, initially set to expire December 31, 1997 and extended through September 30, 1998, has not been further extended. There is a $2,500,000 balance outstanding under RCC's revolving credit agreement, which matured in June 1997. Although interest continues to be paid on the loan, no arrangement has been established for the payment of the principal balance of the matured loan.

         Under the existing lease extension, the Company has the right, effective July 1, 1998, to negotiate with other potential health care operators regarding operating the facility. Discussions also continue with the existing operator regarding a new lease, but such discussions have not been successful to date. Although local and national operators have expressed interest in the facility, the Psychiatric Group cannot be assured that a new lease will be accomplished. If the current operator is unsuccessful in formulating a program which permits it to pay suitable lease



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         payments and a facility lease with a new operator is not accomplished, a significant negative impact to the Psychiatric Group likely will result. Furthermore, if a new operator assumes operation of the RCC facility, the Company cannot be assured that the current operator will be able to pay the balance owed under the revolving credit agreement or that a new operator will be able to successfully operate the facility. The total revenue contribution to the Psychiatric Group from the RCC investment for the first quarter was $361,000.

o The Northpointe property, at which the operator ceased hospital operations in mid-1997, continues to remain idle. There have been numerous discussions with health care operators and others regarding a potential sale or lease of the property. However, no agreement for sale or lease has been reached. If efforts to identify a health care operator for the property prove unsuccessful, the property will most likely have to be sold for its real estate value. As previously announced, the Psychiatric Group incurred costs of approximately $225,000 during the first quarter of 1998 ($.11 per depositary share) to protect and maintain this property, including approximately $150,000 for unexpected capital expenditures.

         The Board of Directors of the Company will continue to review and set the Psychiatric Group dividend on a quarterly basis. Historically, the level of dividends of the Psychiatric Group has varied quarter-to-quarter. With the repayment of the Four Winds loans, small events with respect to the Psychiatric Group's three remaining facilities will likely have a more significant effect on the Psychiatric Group's cash flows and dividends, and therefore the price of the Psychiatric Group Depositary Shares. The liquidity of the Psychiatric Group Depositary Shares will also likely be adversely affected. Furthermore, since the Psychiatric Group does not maintain a separate management structure, it has an ongoing obligation to pay for an allocated portion of the Company's general and administrative expenses, subject to a minimum of $250,000 annually, as well as for specific expenses directly related to the operations of the Psychiatric Group. Offsetting these expenses in future quarters will be a reduction of interest expense as a result of the repayment of the inter-Group loans to the Core Group. Interest expense on inter-Group loans to the Core Group was $365,000 for the first quarter of 1998.

         Had the Fours Winds loan payoff and special dividend occurred on January 1, 1998, Psychiatric Group FFO for the first quarter of 1998 would have been approximately $.11 per depositary share, excluding $150,000 incurred for unexpected capital expenditures, compared with actual FFO for the first quarter of 1998 as previously reported of $.68 per depositary share.

         Any advance of additional funds to operators of the Psychiatric Group's properties, modification of terms covering the rental or interest obligations of its properties or nonpayment or deferral of such obligations as they become due likely will have an adverse impact on the Psychiatric Group results of operations and cash flows, as well as on the quarterly dividend payment on Psychiatric Group Depositary Shares. In addition, future operating results, cash flows and dividends of the Psychiatric Group will be affected by changes in the level of additional rent, the amount of additional financial advisory fees and, to the extent necessary, various costs which might be incurred in an effort to maintain, protect and pursue alternatives for its investments.



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         The Company does not currently intend to make new Psychiatric Group investments, and, will pursue all alternatives with respect to the remaining Psychiatric Group investments. The Company will continue to encourage operators to pursue financing alternatives, which might enable them to acquire the properties and/or repay their borrowings from the Psychiatric Group. The net proceeds received by the Psychiatric Group from any such psychiatric property sales and/or psychiatric operator borrowing repayments are expected to be used first to repay any then outstanding loans owed to the Core Group or other liabilities owed by the Psychiatric Group, with all remaining net proceeds, if any, distributed in cash or Core Group Common Stock to holders of Psychiatric Group Depositary Shares. The Company cannot be assured that the efforts of psychiatric operators to obtain alternative financing will be successful or, if successful, that the amounts of such financing would be sufficient to enable the Psychiatric Group to realize the carrying amounts of its investments.

         The Company will continue to review quarterly the FFO and the performance of each of the remaining assets of the Psychiatric Group. Should the Board of Directors of the Company decide that the remaining Psychiatric Group portfolio and operations are not consistent with a separate public security, the Board may elect to then redeem the outstanding Psychiatric Group Depositary Shares.

CAUTIONARY STATEMENT REGARDING FUTURE RESULTS AND FORWARD-LOOKING STATEMENTS

         This press release includes statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical fact contained in this press release, including without limitation statements regarding rent or interest to be received from the Company's operators, plans with respect to individual facilities, expectations with respect to the specific terms and renewals of leases of the Company's facilities, the Company's anticipated dividend payout ratios, the Company's liquidity position, projected expenses associated with maintaining individual properties, the Company's ability to realize the recorded amounts of its investments and the potential effect of new or existing regulations on the operations conducted at the Company's facilities, are
forward-looking statements.   All forward-looking statements included in this
press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

         Certain factors that could cause actual results to differ materially from those expected include, among others: the financial success of the operations conducted at the Company's facilities and the financial strength of the operators of such facilities, the continuing ability of operators to meet their obligations to the Company under existing or restructured agreements, changes in operators or ownership of operators, the viability of alternative uses for the



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Company's properties when necessary, changes in government policy relating to the health care industry including reductions in reimbursement levels under the Medicare and Medicaid programs, operators' continued eligibility to participate in the Medicare or Medicaid programs, reductions in reimbursement by other third-party payors, the impact of managed care pricing pressures, the requirement to provide care on a fixed-price basis, lower occupancy levels at the Company's facilities, demand for the services provided at the Company's facilities, the strength and financial resources of the Company's competitors, the availability and cost of capital and changes in tax laws and regulations affecting real estate investment trusts. Readers are encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 1997 for a fuller discussion of such factors.

SUMMARY BACKGROUND INFORMATION

         The Psychiatric Group Depositary Shares represent the Company's approximately $14 million of gross investments in three psychiatric hospitals (the "Psychiatric Group"). The Core Group Common Stock represents the Company's approximately $820 million of gross investments in acute care hospitals, rehabilitation hospitals, long-term acute care hospitals, assisted living facilities, skilled nursing facilities, Alzheimer's care facilities and medical office/clinic facilities (the "Core Group"). The Company has directly assigned or, if not directly assigned, allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Psychiatric Group and Core Group. General and administrative expenses of the Company that cannot be directly attributed to either Group are allocated to the Psychiatric Group and the Core Group primarily on the basis of their respective contributions to the Company's consolidated revenues.

         American Health Properties, Inc. is a real estate investment trust
(REIT) specializing in quality health care facilities. The Company currently has in excess of $830 million of gross investments in health care facilities located in 22 states.



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